EXHIBIT 10.2.3

Access National Corporation

Restricted Stock Unit Agreement – Form Of

This Restricted Stock Unit Agreement (“Agreement”) evidences the grant to the Participant set forth below of a number of Restricted Stock Units (the “Award”) relating to the common stock (the “Stock”) of Access National Corporation (the “Company”), granted under, and subject to the terms and conditions set forth in, the Access National Corporation 2017 Equity Compensation Plan, as the same may be amended or replaced from time to time (the "Plan"), and in addition shall be subject to the terms and conditions set forth below. The Award is granted as follows:

Participant	<< NAME >>

Date of Grant	<< GRANT DATE >>	(“Award Date”)

Number of Units	<< NUMBER >>	(“Units”)

Vesting Schedule:
Vesting Date	Number of Vested Units

<< VESTING DATE >>	(25% of grant)	25% of the Units will vest on each of the dates indicated (with the exact number of Units vesting on each date as set forth herein to avoid any fractional shares), subject to earlier vesting or forfeiture as provided in Paragraphs 2 and 3 of the terms and conditions below
<< VESTING DATE >>	(25% of grant)
<< VESTING DATE >>	(25% of grant)
<< VESTING DATE >>	(25% of grant)

1.	Award of Restricted Stock Units. In consideration of the services rendered to the Company or a Subsidiary by Participant as a key employee or a non-employee director, the Committee has granted to Participant the Units, effective on the Award Date, subject to the terms and conditions of this Agreement. Each Unit represents the right to receive one share of Stock upon satisfaction of the vesting and other conditions set forth in this Agreement. To evidence its grant of the Units and the terms and conditions thereof, the Company has signed this Agreement as of the Award Date.

2.	Period of Restriction. Subject to Paragraph 3 below, the Units shall become vested and nonforfeitable on each of the first, second, third and fourth anniversaries of the Award Date (each such date, a “Vesting Date”), provided Participant continues to be an employee or a non-employee director of the Company or any of its Subsidiaries through each such Vesting Date. If Participant’s employment with or service to the Company and its Subsidiaries terminates prior to a Vesting Date and Paragraph 3 does not apply or has not applied, or to the extent Paragraph 3 cannot apply, then, subject to Section 12.3 of the Plan, any remaining unvested Units at the date of such termination of employment or service shall automatically be forfeited to the Company.

3.	Accelerated Vesting. Notwithstanding the foregoing, to the extent such Units have not previously terminated or become vested and nonforfeitable:

a.	Death or Disability. If Participant’s employment or service terminates due to death or Disability, any remaining unvested Units at the date of such termination shall automatically be vested and nonforfeitable.

b.	Change of Control. If a Change of Control of the Company occurs and Participant has remained continuously employed by or in continuous service to the Company or any Subsidiary until the date such Change of Control occurs:

i.	if the successor company assumes, converts, continues or otherwise replaces the Award on proportionate and equitable terms and on or within 24 months after the date the Change of Control occurs Participant’s employment or service is terminated without Cause, then any remaining unvested Units at the date of such termination of employment or service shall automatically be vested and nonforfeitable; or

ii.	if the successor company does not assume, convert, continue or otherwise replace the Award on proportionate and equitable terms, then any remaining unvested Units at the date of such Change of Control shall automatically be vested and nonforfeitable.

4.	Payment of Common Stock. Shares of Stock corresponding to the number of Units that become vested and nonforfeitable in accordance with Paragraph 2 or Paragraph 3 above (“RSU Shares”) shall be paid to Participant either through delivery of a share certificate or by providing evidence of electronic delivery and such RSU Shares shall be registered in the name of Participant. The RSU Shares shall be paid on the applicable Vesting Date for such Units unless vesting is accelerated under Paragraph 3 prior to such Vesting Date. In the event vesting is accelerated under Paragraph 3, the RSU Shares shall be paid as follows (based on the first to occur of a termination of employment or service due to death or Disability or a Change of Control): within 30 days following termination of employment or service due to death or Disability if vesting is accelerated pursuant to Paragraph 3(a); upon termination of employment or service if vesting is accelerated pursuant to Paragraph (3)(b)(i); and upon a Change of Control if vesting is accelerated pursuant to Paragraph (3)(b)(ii).

5.	No Deemed Dividends. Participant shall have no right to deemed dividends, dividend equivalents or other distributions with respect to the Units.

6.	Nontransferability. Prior to becoming vested and nonforfeitable in accordance with Paragraph 2 or Paragraph 3 above, neither the Units nor any right or interest therein or part thereof shall be transferable except upon the death of Participant as set forth in the Plan.

7.	Code Section 409A. The Award is intended to be exempt from Code Section 409A. Notwithstanding the foregoing, the Company shall not be liable to Participant in the event the Award or this Agreement fails to be exempt from, or comply with, Code Section 409A.

8.	Taxes. Participant agrees that he or she is responsible for the payment of any taxes (including alternative minimum taxes) related to the Award. To the extent required by law, Participant will be required to pay the Company or a Subsidiary, as appropriate, the amount of any federal, state and local taxes required to be withheld in connection with the Award. In lieu thereof, the Company or a Subsidiary, as appropriate, will have the right to withhold from any other cash amounts due or to become due from the Company or the Subsidiary to Participant the amount of any federal, state and local taxes required to be withheld in connection with the Award. As an alternative to making a cash payment to the Company or a Subsidiary, as appropriate, Participant may satisfy applicable withholding tax obligations, in whole or in part, by having the Company withhold from the RSU Shares otherwise issuable shares of Stock having a Fair Market Value equal to the amount required to be withheld. In addition, the Committee may approve another alternative for Participant to satisfy applicable withholding tax obligations, in whole or in part, by delivering to the Company shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of any shares of Stock so withheld or delivered (to the extent such delivery is approved by the Committee) shall be based on the Fair Market Value of the shares on the date that the amount of tax to be withheld is to be determined. In any event, the Company or a Subsidiary, as appropriate, shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements unless Participant has elected to have an additional amount (up to the maximum allowed by law) withheld. All elections by Participant shall be irrevocable and be made in writing and in such manner as determined by the Committee (or its delegee) in advance of the day that the transaction becomes taxable.

9.	Rights as a Shareholder. Participant shall have no rights as a shareholder with respect to the Units or any RSU Shares issuable upon payment of vested Units (including voting rights or dividends) unless and until a certificate or certificates representing such RSU Shares shall have been issued by the Company to such holder or a book entry representing such RSU Shares has been made by the registrar of the Company.

10.	Stock Ownership and Patronage Policy. The RSU Shares issued upon payment of vested Units may be subject to the Company’s Stock Ownership and Patronage Policy as in effect from time to time. Participant agrees to comply with the provisions of the Company’s Stock Ownership and Patronage Policy to the extent applicable to him or her.

11.	Clawback. In accordance with Section 17.13 of the Plan, to the extent permitted by law, Participant may be required to repay to the Company within 30 days the cash value of any RSU Shares to the extent such RSU Shares were issued within 90 days prior to the termination of Participant’s employment for any reason other than death or Disability.

12.	Plan. The Award is granted pursuant to the Plan and is subject to the terms thereof. The number and kind of shares of Stock issuable upon payment of the Units are subject to adjustment in accordance with Section 13.1 of the Plan.

13.	Electronic Delivery and Signatures. Participant hereby consents and agrees to electronic delivery of share(s) of Stock, Plan documents, proxy materials, annual reports and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of Plan documents, Participant hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

14.	Construction and Capitalized Terms. This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan. Where used herein all capitalized terms shall have the respective meanings attributed thereto in the Plan, unless this Agreement provides, or the context requires, otherwise.

By Participant's acceptance of this Agreement and the Award represented hereby, Participant confirms that the Award and all shares of Stock issued in connection with the Award have been and will be acquired for investment purposes only and not with the view to distribute or transfer and will be held for Participant’s own account. Furthermore, by acceptance of this Agreement, Participant agrees to take into consideration the current strength of the Company's Stock price and to not sell any shares into the market that would cause a substantial decrease in the Company's Stock price.

Dated at Reston, Virginia on [insert Award Date].
ACCESS NATIONAL CORPORATION

By:
<< NAME AND TITLE >>

The Undersigned hereby acknowledges receipt of a copy of the Plan and the related prospectus and accepts and agrees to the grant of the Award on terms and conditions set forth herein and in the Plan.

(Participant)	Date